UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 12, 2008

Adept Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27122	94-2900635
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Triad Drive, Livermore, CA	94551
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (925) 245-3400

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

Adept Restructuring

On November 12, 2008, Adept Technology, Inc. ("Adept" or the "Company") announced that it is executing a restructuring plan to reduce operating costs while at the same time investing for growth in its target markets. Approved by action of the Board of Directors on November 7, 2008, the restructuring plan involves various measures, including:

  A reduction in force including termination of approximately 8% of total employees and the determination not to fill certain additional open positions, including management positions;

  Consolidation of facilities and certain geographically dispersed administrative functions, and closure of facilities in Canada and North Carolina;

  Outsourcing non-core functions, including global IT support for certain functions;

  Phase out of certain legacy products including certain remanufactured robots; and

  Consolidation of certain functions within Service and Quality under Operations.

Communications to all affected employees were made by November 10, 2008. The Company expects that these restructuring activities will be completed by the end of the second quarter of fiscal 2009.

The Company expects to incur a cost of approximately $200,000 for one-time termination benefits and an additional $400,000 relating to employee equity incentives in connection with the reduction in force. Adept also expects to incur approximately $25,000 in connection with lease reduction and related contract termination expense. The Company estimates that the total cost expected to be incurred in connection with the restructuring is approximately $2.4 million, including a write-down in service inventory related to the discontinuation of remanufactured robots of $1.8 million in the second quarter of fiscal 2008. Of this total amount, the Company estimates that approximately $165,000 will involve future cash expenditures.

These steps are expected to reduce the Company's operating expenses by an aggregate of approximately $700,000 to $1.0 million per quarter.

We have initiated a new restructuring effort, have engaged in substantial restructuring activities in the past, and may need to implement further restructurings in the future, and we cannot assure you that our restructuring efforts will have the intended effects or that they will not negatively impact our business.

The intelligent automation industry is subject to rapid change, including responses to the overall economic environment, and shifts between particular industries and geographies that actively purchase and implement automation systems. These changes can have a substantial impact on our business, as our sales into established industries may decrease more rapidly than our sales into new growth targets, resulting in insufficient revenue levels compared to our operational overhead and product investment. From time to time, we have responded to such changes by restructuring our operations. We have recently commenced a new restructuring initiative that we expect to complete by the end of the second fiscal quarter 2009 to lower operating costs. At the end of fiscal 2007, we also restructured our operations to lower fixed operating costs and focus our sales and engineering resources to our higher growth target markets. The 2009 restructuring includes headcount reductions and the closure or consolidation of certain Adept sites, consolidation of certain functional activities and additional outsourcing measures. Despite our efforts to structure our company and our business to operate in a cost-effective manner while adequately facing competitive pressures and fulfilling customer needs, we cannot assure you that the reductions in sites, workforce and other cost-cutting measures will have the effect currently expected by our management or that they will not be harm our future business operations and prospects. We also cannot be certain that we will not be required to implement further restructuring activities, make additions, reductions or other changes to our management or workforce based on other cost reduction measures or changes in the markets and industry in which we compete. Our inability to structure our operations based on evolving market conditions could negatively impact our business. Restructuring activities can create unanticipated consequences and negative impacts on the business, and we cannot be sure that any future restructuring efforts will be successful.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Adept Technology, Inc. dated November 12, 2008.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adept Technology, Inc. (Registrant)
November 12, 2008 (Date)	/s/ LISA M. CUMMINS Lisa M. Cummins Vice President of Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Adept Technology, Inc. dated November 12, 2008.